Terms of Metal Management, Inc. Fiscal 2008 RONA Incentive Compensation Plan Applicable to
Executive Officers

Purpose

The purpose of the Fiscal 2008 RONA Incentive Compensation Plan (the “Plan”) is to advance the interests of Metal Management, Inc. (the “Company”) by motivating officers, managers and other key employees of the Company and its subsidiaries to achieve the Company’s operating and financial goals through the opportunity to earn bonus compensation.

The objective of the Plan is to maintain flexibility in the determination of individual awards while providing guidelines for senior managers that are financially sound and practical.

As in prior fiscal years, the Plan will measure performance based on each subsidiary’s or region’s, or the Company’s return on net assets (“RONA”), as specified below. The purpose of using RONA as a measure of performance is to motivate senior management to effectively manage working capital and to maximize asset utilization.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee consists of members of the Board who are not employees and who are not eligible for participation in this Plan. Awards under the Plan may be made, at the discretion of the Compensation Committee, in the form of a cash bonus, stock options and restricted stock, or any combination thereof

The Compensation Committee may establish such rules and regulations, as it deems necessary for the Plan and its interpretation. The Compensation Committee may delegate some or all of its administrative powers and responsibilities under the Plan to the Chief Executive Officer for employees other than any ‘covered employee’ (as defined in Section 162(m) of the Internal Revenue Code of 1986).

Eligibility

Employees eligible to participate in the Plan include those employees in the following job categories. To be eligible for payment, employees must be actively employed by the Company at the end of the fiscal year, March 31, 2008. Bonus targets, expressed as a percentage of base salary at threshold, target and maximum levels, for the Company’s senior management are as follows:

	Bonuses as % of Base Salary Paid in Fiscal Year
Job Category	Threshold	Target	Maximum
Senior Management
Chief Executive Officer	50%	100%	200%
CFO/Other Named Executive Officers	25%	50%	100%

The Threshold level indicates the minimum acceptable performance level that will generate a bonus award. The award pools for achieving between the threshold and maximum levels will be compensated using a linear method. Awards above the maximum level of performance are subject to the discretion and determination of the Compensation Committee.

Compensation Committee Discretion

When the Compensation Committee determines RONA performance, they may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes. The Compensation Committee also may adjust RONA performance and Adjusted Enterprise Value (as defined below) for the year as it deems equitable in recognition of unusual or non-recurring events affecting the Company, region or business unit (including, without limitation, mergers, acquisitions and divestitures); changes in applicable tax laws or accounting principles; or such other factors as the Compensation Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a covered employee).

The Compensation Committee, in its discretion and for reasons sufficient to the Compensation Committee, can adjust the bonus award payable to any participant up or down, based upon his or her achievement of threshold, target or maximum level; provided, however the Compensation Committee may not lower the bonus award payable to a participant below threshold level, unless the Compensation Committee determines, in its discretion, that the participant has (i) failed to satisfactorily perform his or her duties and responsibilities, (ii) violated in some material respect written Company policies or procedures, (iii) engaged in fraud or conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at the Company’s expense, or (iv) otherwise acted, or failed to act, in a manner that warrants forfeiting all or a part of his or her bonus.

Performance Measure

Senior management will be evaluated based on the Company’s and/or the regional operating performance in accordance with the table set forth below.

Job Category	Performance Measure
CEO/President/CFO Senior Corporate Executives	100% Company Performance

Regional Presidents	50% Company Performance / 50% Regional Performance

Other Conditions Underlying the RONA Program for Fiscal 2008

1.	The RONA program has a continuous payout process that operates on a linear payout schedule. The payout schedule will begin for EBITDA levels that are over the threshold level, but do not exceed the maximum level. Awards will be determined by matching actual performance to the appropriate point on the linear payout schedule.

2.	If the Company, a region or a subsidiary exceeds their maximum level of EBITDA, the Compensation Committee has the discretion to provide additional awards over and above the maximum level.

3.	Participants in the RONA Plan for which a part of their bonus is subject to Company wide performance and/or regional performance cannot receive a RONA award through Company wide and/or regional wide participation that is greater than the RONA level earned through their own subsidiary. This means that if the Company overall earns a target award and a RONA participant works for a subsidiary that does not earn threshold level of performance, then that RONA plan participant will not be eligible for any payment based on the overall performance of the Company or the region.

4.	The allocation of corporate overhead will be based on each subsidiary’s management of working capital (50%) and the Adjusted Enterprise Value (50%).

Calculation of RONA Returns

In order for bonus awards to be made under the Plan, each subsidiary, region, and the Company must achieve a minimum RONA return of 16%, after the allocation of corporate overhead expenses and after earning the bonus payout. Based on the Company’s aggregate enterprise value before any Changes in Net Assets, this would equate to EBITDA of approximately $119.0 million after deduction of corporate overhead and bonus expense. The target and maximum RONA returns have been established at 20% and 24%, respectively, for Fiscal 2008. The Compensation Committee evaluated the performance requirements for each subsidiary or business unit and region and modified certain performance thresholds accordingly. Bonus awards are determined for each business on a stand-alone or region basis except for Corporate for which awards will be determined on a Company-wide basis.

Award Distributions

At the end of the fiscal year, the program will be administered and awards determined by the CEO and President subject to the approval of the Compensation Committee. It is contemplated that payments under the RONA Plan will be distributed in the last payroll of May 2008. Awards under the Plan will be made, at the discretion of the Compensation Committee, in the form of a cash bonus, stock options and restricted stock, or any combination thereof.